NAME OF REGISTRANT
Franklin Gold and Precious Metals Fund
File No. 811-1700

EXHIBIT ITEM No. 77q(g): Exhibit to
accompany Exhibit No. 77M.

AGREEMENT AND PLAN OF REORGANIZATION
This Agreement and Plan of Reorganization (the
"Agreement") is made this 6th  day of April,
2000 by and between Franklin Gold Fund, a
corporation created under the laws of the
State of California (the "Fund"), and Franklin
Gold and Precious Metals Fund, a business trust
created under the laws of the State of Delaware
(the "Trust").
In consideration of the mutual promises contained
herein, and intending to be legally bound, the
parties hereto agree as follows:
1.	Plan of Reorganization.
(a) Upon satisfaction of the conditions precedent
described in Section 3 hereof, the Fund will convey,
transfer and deliver to the Trust, at the closing
provided for in Section 2 (hereinafter referred to
as the "Closing") all of its then-existing assets.
In consideration thereof, the Trust agrees at the
Closing (i) to assume and pay, to the extent that
they exist on or after the Effective Date of the
Reorganization (as defined in Section 2 hereof),
all of the Fund's obligations and liabilities,
whether absolute, accrued, contingent or otherwise,
including all fees and expenses in connection with
the Agreement, including without limitation costs of
legal advice, accounting, printing, mailing, proxy
solicitation and transfer taxes, if any, and taxes
assessed by the State of California, if any, the
obligations and liabilities allocated to the Fund
to become the obligations and liabilities of the
Trust, and (ii) to deliver to the Fund full and
fractional shares of each class of the Trust equal
in number to the number of full and fractional shares
outstanding of each class of the Fund.  The
transactions contemplated hereby are intended to
qualify as a reorganization within the meaning
of Section 368(a) of the Internal Revenue Code of
1986, as amended ("Code").
(b) The Trust will effect such delivery by establishing
an open account for each shareholder of the Fund and by
crediting to such account, the exact number of full and
fractional shares of the appropriate class of the Trust
such shareholder held in the corresponding class of the
Fund on the Effective Date of the Reorganization.
Fractional shares of the Trust will be carried to the
third decimal place.  On the Effective Date of the
Reorganization, the net asset value per share of
beneficial interest of each class of the Trust shall
be deemed to be the same as the net asset value per
share of each corresponding class of the Fund.  On
such date, each certificate representing shares of
a class of the Fund will represent the same number
of shares of the corresponding class of the Trust.
Each shareholder of the Fund will have the right
to exchange his (her) share certificates for share
certificates of the corresponding class of the Trust.
However, a shareholder need not make this exchange
of certificates unless he (she) so desires.
Simultaneously with the crediting of the shares of
the Trust to the shareholders of record of the Fund,
the shares of the Fund held by such shareholder
shall be canceled.
(c) As soon as practicable after the Effective Date
of the Reorganization, the Fund shall take all necessary
steps under California law to terminate the Fund.
2. Closing and Effective Date of the Reorganization.
The Closing shall commence at 2:00 Pacific time on
April 9, 2000 or on such later date as the parties may
agree, and shall be effective on the business day
following the commencement of the Closing (the
"Effective Date").  The Closing will take place at
the principal offices of the Fund and the Trust at
777 Mariners Island Boulevard, San Mateo, CA 94404.
3. Conditions Precedent.  The obligations of the
Fund and the Trust to effectuate the Reorganization
hereunder shall be subject to the satisfaction of
each of the following conditions:
(a) Such authority and orders from the U.S. Securities
and Exchange Commission (the "Commission") and state
securities commissions as may be necessary to permit
the parties to carry out the transactions contemplated
by this Agreement shall have been received;
(b) One or more post-effective amendments to the
Fund's Registration Statement on Form N-1A under the
Securities Act of 1933 and the Investment Company Act
of 1940, containing (i) such amendments to such
Registration Statement as are determined under the
supervision of the Directors of the Fund to be
necessary and appropriate as a result of the Agreement,
and (ii) the adoption by the Trust as its own of such
Registration Statement, as so amended, shall have been
filed with the Commission, and such post-effective
amendment or amendments to the Fund's Registration
Statement shall have become effective, and no stop
order suspending the effectiveness of the Registration
Statement shall have been issued, and no proceeding
for that purpose shall have been initiated or
threatened by the Commission (other than any such
stop order, proceeding or threatened proceeding which
shall have been withdrawn or terminated);
(c) Confirmation shall have been received from the
Commission or the Staff thereof that the Trust shall,
effective upon or before the Effective Date of the
Reorganization, be duly registered as an open-end
management investment company under the Investment
Company Act of 1940, as amended;
(d) Each party shall have received a ruling from
the Internal Revenue Service or an opinion from Messrs.
Stradley, Ronon, Stevens & Young, LLP, to the effect
that the reorganization contemplated by this Agreement
qualifies as a "reorganization" under Section 368(a)
of the Code, and, thus, will not give rise to the
recognition of income, gain or loss for federal income
tax purposes to the Fund, the Trust or shareholders of
the Fund or the Trust;
(e) The Fund shall have received an opinion from
Messrs. Stradley, Ronon, Stevens & Young, LLP,
addressed to and in form and substance satisfactory
to it, to the effect that (i) this Agreement and
the reorganization provided for herein, and the
execution of this Agreement, has been duly authorized
and approved by the Trust and constitutes a legal,
valid and binding agreement of the Trust in
accordance with its terms; (ii) the shares of the
Trust to be issued pursuant to the terms of this
Agreement have been duly authorized and, when issued
and delivered as provided in this Agreement, will
have been validly issued and fully paid and will be
non-assessable by the Trust; and (iii) the Trust is
duly organized and validly existing under the laws
of the State of Delaware;
(f) The Trust shall have received an opinion from
Messrs. Stradley, Ronon, Stevens & Young, LLP,
addressed to and in form and substance satisfactory
to it, to the effect that (i) this Agreement and the
reorganization provided herein, and the execution of
this Agreement, has been duly authorized and approved
by the Fund and constitutes a legal, valid and binding
agreement of the Fund in accordance with its terms;
and (ii) the Fund is duly organized, validly existing
and in good standing under the laws of the State of
California;
(g) The shares of the Trust shall have been duly
registered, qualified or otherwise authorized for
offering to the public in all states of the United
States, the Commonwealth of Puerto Rico and the
District of Columbia so as to permit the transfers
contemplated by this Agreement to be consummated;
(h) This Agreement and the reorganization
contemplated hereby shall have been adopted by
an affirmative vote of at least a majority the
outstanding voting securities of the Fund (as
defined in the Investment Company Act of 1940,
as amended) at a meeting of shareholders of such Fund;
(i) The Trustees shall have taken the following action
at a meeting duly called for such purposes:
(1)	Approval of the Trust's Custodian Agreement;
(2) Selection of PricewaterhouseCoopers LLP as
the Trust's independent public accountants for the
fiscal year ending July 31, 2000;
(3) Approval of the investment management
agreement between the Trust and Franklin Advisers,
Inc., which is substantially identical to the current
investment management agreement between the Fund and
 Franklin Advisers, Inc.;
(4) Authorization of the issuance by the Trust,
prior to the Effective Date of the Reorganization,
of one share of each class of the Trust, to the
Fund in consideration for the payment of the current
public offering price of each corresponding class
 of the Trust, for the purpose of enabling the
Fund to vote on matters referred to in paragraph
(j) of this Section 3;
(5) Approval of the submission of the matters
referred to in paragraph (j) of this Section 3
to the Fund as sole shareholder of the Trust; and
(6) Authorization of the issuance by the Trust
of shares of the Trust on the Effective Date of
the Reorganization in exchange for the assets of
the Fund pursuant to the terms and provisions of
this Agreement.
(j) The shareholders of the Fund shall have
voted to approve the Reorganization and, in
connection with that vote, been informed that such
a vote would have the effect of directing the Fund
to vote, as sole shareholder of each class of the
Trust, to:
(1) Elect as Trustees of the Trust (the "Trustees")
the following individuals:  Messrs. Abbott, Ashton,
Burns, Fortunato, Johnson, Johnson, Jr., LaHaye,
Macklin and Wiskemann;
(2) Select PricewaterhouseCoopers LLP as the
independent public accountants for the Trust
for the fiscal year ending July 31, 2000; and
(3) Approve a new investment management
agreement between the Trust and Franklin
Advisers, Inc., which is substantially identical
to the current investment management agreement
between the Fund and Franklin Advisers, Inc.; and
the Fund shall have voted to approve each such item.
At any time prior to the Closing, any of the
foregoing conditions may be waived by the
Board of Directors of the Fund if, in the judgment
of the Directors, such waiver will not have a
material adverse effect on the benefits intended
under this Agreement to the shareholders of the Fund.
4. Termination.  The Board of Directors of the
Fund may terminate this Agreement and abandon the
Reorganization contemplated hereby, notwithstanding
approval thereof by the shareholders of the Fund,
at any time prior to the Effective Date of the
Reorganization if, in the judgment of the Directors,
the facts and circumstances make proceeding with
the Agreement inadvisable.
5. Entire Agreement.  This Agreement embodies
the entire agreement between the parties and
there are no agreements, understandings,
restrictions or warranties among the parties
other than those set forth herein or herein
provided for.
6. Further Assurances.  The Fund and the
Trust shall take such further action as may
be necessary or desirable and proper to consummate
the transactions contemplated hereby.
7. Counterparts.  This Agreement may be executed
simultaneously in two or more counterparts, each of
which shall be deemed an original, but all of which
shall constitute one and the same instrument.
8. Governing Law.  This Agreement and the
transactions contemplated hereby shall be governed
by and construed and enforced in accordance with
the laws of the State of Delaware.
IN WITNESS WHEREOF, the Fund and the Trust have
each caused this Agreement and Plan of
Reorganization to be executed on its behalf by
its Vice President and attested by its Secretary,
all as of the day and year first-above written.
Attest:	Franklin Gold and Precious Metals Fund
(a Delaware business trust)



By:		By:




Attest:	Franklin Gold Fund
	(a California Corporation)



By:	 	By:



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